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                                                                    EXHIBIT 4.13

         LOAN AGREEMENT entered into in Montreal as of March 28, 2002.



AMONG: DRAXIS PHARMA INC., a corporation having an office at 16751 Trans-Canada, Kirkland, Quebec, H9H 4J4

               (the "Borrower")

AND: SGF SANTE INC. a corporation having an office at 600 de la Gauchetiere Street, Suite 1700, Montreal, Quebec, H3B 4L8 ("SGF")

AND: DRAXIS HEALTH INC. a corporation having an office at 6870 Goreway Drive, Mississauga, Ontario, L4V 1P1

               ("DHI" and collectively with SGF the "Lenders")


         WHEREAS the Borrower has requested the Lenders to make available to the Borrower term loans in an initial principal amount of $9,139,335;

         WHEREAS the Lenders agreed to make such loans facilities available to the Borrower.

         NOW, THEREFORE THE PARTIES AGREE AS FOLLOWS :

1.       INTERPRETATION

1.1      DEFINITIONS

         In this Agreement, unless the context otherwise requires,

         1.1.1 "Business Day" means a day on which the Lenders are open for business in the Province of Quebec;

         1.1.2 "Capital Plan" means the capital plan of the Borrower annexed as Schedule 1.1.2 and prepared by the Borrower and ratified on March 28, 2002, as amended from time to time in accordance with the Shareholders' Agreement;

         1.1.3 "EBITDA" means, for any fiscal period, the net income (or, as the case may be, net loss) of the Borrower and its consolidated subsidiaries determined in accordance with GAAP (but excluding extraordinary items) increased by the sum of, without duplication (i) the total of all items properly classified as interest expense for such period in accordance with GAAP, (ii) the aggregate of all taxes (including future income taxes) based on the net income of the Borrower and its consolidated subsidiaries

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                  for such period determined in accordance with GAAP; and (iii)
                  the aggregate of all depreciation, amortisation and other like reductions to income of the Borrower and its consolidated subsidiaries not involving or requiring an outlay of cash for such period determined in accordance with GAAP;

         1.1.4    "Event of Default" has the meaning ascribed to such term in
                  Section 9.1;

         1.1.5    "First Term Credit" means the credit facility referred to in
                  Section 2.1.1 of this Agreement;

         1.1.6 "Free Cash Flow" means, for any fiscal period, (i) EBITDA for such period, less (ii) an amount equal to any increase in working capital for such period or plus an amount equal to any decrease in working capital for such period, as the case may be, less (iii) any capital expenditures made during such period other than capital expenditures provided for in the Capital Plan and in respect of which such plan provides for funding of such capital expenditures from the proceeds of financing from Investissement Quebec, DHI and SGF or additional equity contributions, less (iv) an amount equal to any payments of principal or interest made, or required to be made, during such period on account of indebtedness of the Borrower to the National Bank of Canada or Investissement Quebec, and less (v) an amount equal to any payment made by the Borrower on account of Large Corporation Tax;

         1.1.7 "GAAP" means accounting principles generally accepted by the Canada Institute of Chartered Accountants, consistently applied;

         1.1.8 "Indebtedness" means, at any time, the aggregate outstanding amounts in Principal of the Indebtedness, interest, fees and accessories owed by the Borrower pursuant to this Agreement; "Principal of the Indebtedness" means the aggregate amounts of the advances made by the Lenders hereunder, together with amounts added thereto pursuant to Sections 4.2.1 and 4.2.2;

         1.1.9 "Maturity Date" shall mean March 28, 2007, or such later date as the Lenders may agree;

         1.1.10 "Prime Rate" means the annual rate of interest announced from time to time by the National Bank of Canada as its reference rate then in effect for determining interest rates on Canadian dollar commercial loans made in Canada;

         1.1.11   "Second Term Credit" means the credit facility referred to in
                  Section 2.1.2 of this Agreement;

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         1.1.12   "Security" means any and all security mentioned in Section
                  3.1.1 of this Agreement; "Security Agreements" means all agreements and documents evidencing the Security or made in relation thereto;

         1.1.13 "Shareholders' Agreement" means the amended and restated unanimous shareholders' agreement entered as of the date hereof among DHI, SGF, the Borrower, Dwight Gorham, Mohammed Barkat and Michel Sauvageau;

         1.1.14 "Subscription Agreement"; means the Subscription Agreement dated February 18, 2000 among the Borrower, SGF and DHI, as such agreement may be amended from time to time;

         1.1.15 "Term Credits" means the First Term Credit, the Second Term Credit and the Third Term Credit; and

         1.1.16   "Third Term Credit" means the credit facility referred to in
                  Section 2.1.3 of this Agreement.

1.2      ACCOUNTING TERMS AND EXPRESSIONS

         Unless otherwise provided, the accounting terms and expressions shall have the meaning assigned to them under generally accepted accounting principles in Canada and calculations shall be made according to the same principles.

1.3      HEADINGS

         The headings have been inserted for convenience only, and do not affect in any way the interpretation of this Agreement.

1.4      APPLICABLE LAW

         This Agreement shall be governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

2.       THE CREDITS

2.1      THE TERM CREDITS

         2.1.1 Subject to the provisions of this Agreement, DHI makes available to the Borrower a term credit (the "First Term Credit") in the principal amount of $4,597,517;

         2.1.2 Subject to the provisions of this Agreement, DHI makes available to the Borrower a term credit (the "Second Term Credit") in the principal amount of $1,557,708, which may be increased in accordance with the provisions of this Agreement; and

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         2.1.3    Subject to the provisions of this Agreement, SGF makes
                  available to the Borrower a term loan (the "Third Term Credit") in the amount of $2,984,110, which may be increased in accordance with the provisions of this Agreement.

2.2      ADDITIONAL CREDIT

         DHI and SGF hereto agree that, inasmuch as credit conditions are reasonable, the Borrower will use senior debt from third party financing (through a renegociation of the Borrower's existing bank debt or otherwise on terms and conditions satisfactory to DHI and SGF) to fund the residual portion of the Capital Plan. In the event that such senior debt financing is not available, DHI and SGF agree to fund the residual portion of the Capital Plan with additional debt on the same terms and conditions as provided herein for the Second Term Credit and the Third Term Credit, up to a maximum amount of $2,372,182 in proportion to the then shareholdings of DHI and SGF in the Borrower, on a non-diluted basis. Such additional funding by DHI and SGF shall be made available to the Borrower as needed to ensure that the Capital Plan has been fully implemented by no later than December 31, 2003.

2.3      AVAILABILITY OF THE CREDITS

         The Term Credits shall not revolve and shall be available until the Maturity Date.

2.4      PURPOSE OF THE CREDITS

         The Borrower shall use the Term Credits to implement the Capital Plan.

3.       CONDITIONS PRECEDENT

3.1      CONDITIONS PRIOR TO THE FIRST DISBURSEMENT

         Prior to the disbursement of the Term Credits:

         3.1.1 the Borrower shall have provided the Lenders with a hypothec on the universality of its property, which hypothec shall rank only behind existing security granted in favour of National Bank of Canada and Investissement Quebec;

         3.1.2 the Borrower shall have entered into a loan agreement with Investissement Quebec providing for loans in the amount of $4,800,000 on terms and conditions satisfactory to the Lenders;

         3.1.3 DHI and SGF shall have subscribed for additional common shares of the Borrower for an amount of not less than $6,286,000 in the aggregate pursuant to a subscription agreement on terms and conditions satisfactory to the Lenders;

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         3.1.4    the Borrower shall have obtained such consents and waivers from National Bank of Canada and Investissement Quebec as may be required by the Lenders;

         3.1.5 the Borrower shall have obtained such intercreditor agreements as the Lenders may reasonably require;

         3.1.6 the Borrower shall provide the Lenders with a certificate of a senior officer attesting that no Event of Default has occurred and is continuing;

         3.1.7 the Lenders shall have obtained an opinion of counsel to the Borrower on terms and conditions satisfactory to Lenders; and

         3.1.8 the Borrower shall have at all times respected and complied within the obligations incumbent on it (i) pursuant to Article 3 of the unanimous shareholders' agreement entered into by and among the Borrower, SGF, DHI, Dwight Gorham and Mohammed Barket as of February 18, 2000 to which Michel Sauvageau intervened on January 5, 2001 and (ii) pursuant to Article 5 of the Subscription Agreement.

3.2      BENEFIT OF THE FOREGOING SECTIONS

         The provisions of Section 3.1 are for the sole benefit of the Lenders and the Lenders may waive any of their rights thereunder.

4.       INTEREST

4.1      INTEREST RATE

         The Principal of the Indebtedness owed under the Term Credits shall bear interest, before and after maturity, at the Prime Rate in effect from time to time, plus 1.50%.

4.2      INTEREST ACCRUAL AND PAYMENT

         Interest on the Term Credits shall accrue and be paid as follows:

         4.2.1 from the date of this Agreement until December 31, 2002, interest shall accrue and be capitalised quarterly such that it shall form part of the Principal of the Indebtedness;

         4.2.2 from January 1, 2003 until December 31, 2003, interest on the Term Credits shall accrue quarterly and shall be payable prior to March 31, 2004 from Free Cash Flow, up to a maximum amount of 50% of Free Cash Flow for the period from January 1, 2003 to December 31, 2003 provided that, to the extent that the interest so accrued has not been paid on such date, such unpaid interest shall be capitalised and form part of the Principal of the Indebtedness; and

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         4.2.3    for the period from January 1, 2004 until the Maturity Date, interest shall accrue and be payable quarterly in arrears.

4.3 Any amount payable hereunder, including fees and expenses, which is not paid when due shall bear interest at the rate set forth in Section 4.1 and such interest on arrears is payable on demand.

4.4      CALCULATION OF RATES

         4.4.1 Any rate of interest under this Agreement is calculated daily on the basis of a 365-day year.

         4.4.2 For the purposes of the INTEREST ACT (Canada), in the case of a leap year, the annual rate to which a rate calculated on the basis of 365 days is equivalent, is equal to the rate so calculated multiplied by 366 and divided by 365.

5.       REPAYMENTS

5.1      MANDATORY PAYMENTS

         5.1.1    The Indebtedness is repayable in full on the Maturity Date;

         5.1.2 From and after March 31, 2004, until the Maturity Date, the Principal of the Indebtedness under the Term Credits is repayable from that portion of 50% of the Free Cash Flow calculated for each annual period beginning with the year ending December 31, 2003 until the Maturity Date which is not applied to the repayment of interest pursuant to Section
                  4.2.2. Such payment is due no later than March 31 of the year following the year in respect of which the Free Cash Flow is calculated; and

         5.1.3 The Indebtedness shall also be repayable immediately upon the Lenders demanding payment of same further to the occurrence of an Event of Default.

5.2      OPTIONAL PAYMENTS

         Subject to Section 11.1, the Principal of the Indebtedness may be repaid by the Borrower at any time in whole or in part without penalty after receipt by the Lenders of a twenty day written notice to that effect. However, all unpaid and accrued interest must first be paid in full before any Principal.

5.3      IMPUTATION OF PAYMENTS

         All payments of principal, interest, fees and expenses by the Borrower shall be made and imputed to the Lenders prorata the Principal of the Indebtedness owed to them under the Term Credits.

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6.       PLACE OF PAYMENT

         Any payment shall be made to the relevant Lender at its address indicated on the first page of this Agreement, or at any other place notified by such Lender to the Borrower.

7.       REPRESENTATIONS

         The Borrower represents that:

7.1      POWERS

         It is a duly incorporated and validly existing corporation, in good standing under the corporate laws governing it, and has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder.

7.2      DEFAULTS

         It is not in default under any contract to which it is party or under the laws and regulations applicable to its business, except for default, if any, which could not materially and adversely affect its financial situation, its ability to carry on its business or its ability to fulfil its obligations under this Agreement.

7.3      DISPUTES

         There is no litigation or legal proceedings pending or threatened against the Borrower which could materially and adversely affect its financial situation, its ability to carry on its business or its ability to fulfil its obligations under this Agreement.

7.4      PROPERTY

         The Borrower owns all of its assets by good and valid title, free and clear of all hypothecs, security interests, liens and other encumbrances of any kind, except for the hypothecs granted in favour of National Bank of Canada and in favour of Investissement Quebec, as more fully described in Schedule 7.4.

8.       DEFAULTS

8.1      EVENTS OF DEFAULT

         Each of the following events is an event of default ("Event of Default"):

         8.1.1 if the Borrower fails to pay when due the whole or any part of the Principal of the Indebtedness;

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         8.1.2    if the Borrower fails to pay any other amount payable to the
                  Lenders pursuant to this Agreement or otherwise and if such failure continues for 10 Business Days;

         8.1.3 if the Borrower is in default under any other agreement for the borrowing of money and such default is not cured or waived by the Lenders;

         8.1.4 if the Borrower becomes insolvent or bankrupt or subject to any insolvency or bankruptcy law or if it ceases to carry on its business;

         8.1.5 if the assets of the Borrower, or any substantial part thereof, are seized (except if such seizure is contested in good faith within ten days and for so long as such contestation lasts), or are subject to an hypothecary recourse by a creditor, or are placed under sequestration, receivership or guardianship, or if a liquidator is appointed in respect of the Borrower;

         8.1.6 if the Borrower amalgamates or merges with another corporation without the prior written consent of the Lenders, or initiates proceedings for its corporate dissolution or winding-up;

         8.1.7 if any of the representations made by the Borrower in this Agreement or if a document supplied by the Borrower in connection or in execution to this Agreement proves to be erroneous or inaccurate in any material adverse respect;

         8.1.8 if the Borrower otherwise fails to fulfil any of its obligations or undertakings under this Agreement or any of the Security Agreements and if such failure is not remedied within 15 Business Days after a notice of such failure is given to the Borrower by a Lender; or

         8.1.9 if there occurs a default or a breach of a representation and warranty of the Borrower under the Subscription Agreement or under the subscription agreement entered into between the Borrower and the Lenders on the date hereof and that such default or breach is not waived by SGF.

8.2      REMEDIES

         Upon the occurrence of an Event of Default, the Lenders may:

         8.2.1 upon giving a notice to the Borrower, terminate the right of the Borrower to use the Term Credits, demand immediate payment of the whole or part of the Indebtedness and same shall become payable immediately; and

         8.2.2    exercise all their legal rights and remedies.

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8.3      ABSENCE OF SOLIDARITY

         It is hereby stipulated for greater clarity that there shall be no solidarity between the Lenders and that each Lender shall at all times retain the right to exercise alone its rights and recourses under this Agreement, DHI being the sole Lender of the First Term Credit and of the Second Term Credit and SGF being the sole Lender of the Third Term Credit.

9.       MISCELLANEOUS

9.1      BOOKS AND ACCOUNTS

         The Lenders may keep books and accounts evidencing the Indebtedness and the transactions made pursuant to this Agreement. Such books and accounts shall, in the absence of manifest error, be deemed to represent accurately the Indebtedness and these transactions.

9.2      UNASSIGNABILITY

         The Borrower may not assign its rights or the amounts to be received under this Agreement.

9.3      EXPENSES

         The Borrower shall pay, upon demand, all reasonable expenses incurred by the Lenders in connection with this Agreement and the Security Agreements and the exercise of the rights resulting therefrom, including fees and expenses of counsel to the Lenders.

9.4      NO WAIVER

         The failure of a Lender to exercise any of its rights shall not constitute a waiver to exercise such right in the future.

9.5      NON-BUSINESS DAY

         If a payment must be made on a day which is not a Business Day, this payment may be made on the following Business Day.

9.6      PREVIOUS AGREEMENTS

         This Agreement supersedes any previous agreement in connection with the credits.

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9.7      SEVERABILITY

         In the event that any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

10.      NOTICES

10.1     FORWARDING

         Unless indicated otherwise, any notice that a party must give to the other shall be in writing, and shall be either delivered, or forwarded by registered mail or transmitted by telecopier, at the Following address or at any other address which may be notified by a party to the other in accordance with this Article 10:

         IN THE CASE OF THE BORROWER:

         DRAXIS PHARMA INC.
         16751 Trans-Canada,
         Kirkland, Quebec
         H9H 4J4

         Attention:  President
         Fax: (514) 694-3841

         IN THE CASE OF THE LENDERS:

         SGF SANTE INC.
         c/o Societe Generale de Financement du Quebec
         600, de la Gauchetiere Street,
         Suite 1700
         Montreal, Quebec
         H3B 4L8

         Attention: The Secretary
         Fax: (514) 395-8055

         AND

         DRAXIS HEALTH INC.
         6870 Goreway Drive
         Mississauga, Ontario
         L4V 1P1

         Attention: The Secretary
         Fax: (905) 677-5494

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10.2     RECEIPT

         Any such notice shall be deemed to have been received by its addressee at the time of its delivery, if delivered, or the third Business Day following its mailing, if it is forwarded by registered mail, or, when transmitted by telecopier, on the Business Day following the actual receipt thereof. If mail or telecopier services are interrupted by a strike, slowdown, force majeure, or any other cause, the party giving the notice shall use service which is not interrupted or it shall deliver the notice in question, the whole in a manner to ensure the receipt of the notice by the party to whom it is sent.

11.      CONVERSION OF DEBT

11.1 Each Lender shall have the right, upon providing 15 Business Days prior written and irrevocable notice to the Borrower and the other Lender, to exercise its right to convert the whole or a portion only of the Indebtedness due to it under the Term Credits into common shares of the Borrower. The sending of said notice by a Lender within the 20 day period referred to in Section 5.2 shall render void any prior notice given by the Borrower respecting optional payments pursuant to Section 5.2, but only with respect to such Lender.

11.2 Conversions made pursuant to Section 11.1 shall be made on the basis of a conversion price of $1.80 per common share in respect of the First Term Credit and $2.00 per common share in respect of the Second and Third Term Credits.

11.3 The Borrower shall issue share certificates representing the common shares issued pursuant to this Agreement within the delay referred to in Section 11.1.

11.4 No fractional shares shall be issued by the Borrower pursuant to the exercise by the Lender of its right to convert the Indebtedness into common shares of the Borrower pursuant to this Agreement.

11.5 In the event that the common shares of the Borrower are subdivided, consolidated, converted or reclassified by the Borrower, or that any other action of a similar nature affecting such common shares is taken by the Borrower, then the conversion price provided for in Section 11.2 of this Agreement shall be appropriately increased or decreased.

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         AND THE PARTIES HAVE SIGNED AT THE PLACE AND AT THE DATE SET FORTH ON
THE FIRST PAGE OF THIS AGREEMENT.



                                           DRAXIS PHARMA INC.


                                           Per:   /s/ Douglas M. Parker
                                                  ------------------------------
                                                  Douglas M. Parker
                                                  Secretary


                                           SGF SANTE INC.


                                           Per:   /s/ Gerald Andre
                                                  ------------------------------
                                                  Gerald Andre
                                                  Vice-President


                                           Per:   /s/ Michel Sainte-Marie
                                                  ------------------------------
                                                  Michel Sainte-Marie
                                                  Secretaire adjoint


                                           DRAXIS HEALTH INC.


                                           Per:   /s/ Jim A.H. Garner
                                                  ------------------------------
                                                  Jim A.H. Garner
                                                  Senior Vice-President, Finance
                                                  and Chief Financial Officer